Exhibit 23.1


                                          Consent of Independent Auditors

The Board of Directors
EFTC Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-77938, 33-92418, 333- 34255 and 333-47943) on Form S-8 of EFTC Corporation of
our reports dated April 4, 2000, relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of EFTC Corporation.

KPMG LLP

Denver, Colorado
April 13, 2000


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